Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

Media Contact:

David Fluhrer

631-501-7102, 516-589-0778

david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

Gentiva® Announces Third Quarter and Nine-Month Results

Net Income Rose 54% and EBITDA Increased 39% for the Quarter

Melville, N.Y., November 1, 2007 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s leading provider of comprehensive home health and related services, today reported the following financial results for the third quarter ended September 30, 2007:

•	Net revenues increased 8% to $309.1 million versus the prior year period ended October 1, 2006.

•

Net income rose 54% to $8.2 million, or $0.28 per diluted share, versus $5.3 million, or $0.19 per diluted share, for the prior year period. Average diluted shares were 28.8 million versus 28.0 million in the 2006 third quarter.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 39% to $24.7 million.

•

EBITDA and net income per diluted share, excluding restructuring and integration costs in both periods, were $25.3 million and $0.30 for the third quarter of 2007 as compared to $19.5 million and $0.23 for the 2006 third quarter.

•	EBITDA as a percentage of net revenues, excluding restructuring and integration costs, was 8.2% in the 2007 third quarter versus 6.8% in the prior year period.

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

“Gentiva continued to build momentum in the third quarter, a period of traditionally lower demand, and we benefited from expansion in Home Health and additional business in CareCentrix®,” said Chairman and CEO Ron Malone. Malone noted these performance highlights for the 2007 third quarter:

•

In the Home Health segment, Medicare revenues were up 15%, driven by solid performances in both the expanding specialty programs and in traditional home health services. Overall segment revenues increased 6% versus the prior year period, while operating contribution rose 31%. Operating contribution margin was 15.1% versus 12.3% reported in the third quarter of 2006.

•

CareCentrix revenues increased 16%, while operating contribution rose 23%. Operating contribution margin was 9.2% versus 8.7% in the third quarter of 2006. CareCentrix has continued to benefit from increased managed care membership enrollment.

Malone added that quarterly performance in the Other Related Services segment declined and reflected ongoing efforts to position those businesses for accelerated growth.

Gentiva reported the following results for the nine months ended September 30, 2007 and October 1, 2006, including the results of The Healthfield Group, Inc., which was acquired on February 28, 2006:

•	Net revenues increased 13% to $915.9 million versus the prior year period.

•	Net income rose 57% to $24.0 million, or $0.84 per diluted share, versus $15.3 million, or $0.56 per diluted share, for the prior year period.

•

EBITDA for the first nine months of 2007 increased 48% to $74.4 million versus $50.3 million in the first nine months of 2006. EBITDA for each period included net charges for special items and restructuring and integration costs of $2.2 million and $2.5 million, respectively.

•

EBITDA and net income per diluted share for the first nine months of 2007, excluding special items and restructuring and integration costs, were $76.6 million and $0.89 versus $52.8 million and $0.62 for the comparable period of 2006.

•

The Company generated operating cash flow of approximately $42.4 million and made voluntary prepayments of $26.0 million on its term loan, resulting in a long-term debt balance of $316.0 million at September 30, 2007.

2007 and 2008 Information

Gentiva has reaffirmed its 2007 outlook with respect to EBITDA in a range between $101 million and $105 million, and earnings per diluted share in a range between $1.15 and $1.22.

The Company has revised its 2007 revenue outlook to a range between $1.22 billion and $1.24 billion (versus the previous range of $1.24 billion to $1.27 billion) due to its continued success in eliminating low- margin business, and as a result of lower revenues in its Other Related Services segment.

Gentiva also announced an operating preview of 2008 with full-year net revenues in a range of $1.25 billion to $1.29 billion and diluted earnings per share in a range between $1.25 and $1.35, based upon the following assumptions:

•	Continued focus on increasing the business mix toward Medicare and away from business that does not meet the Company’s standard for profitability.

•	Implementation of the Medicare Prospective Payment System (PPS) refinements on January 1, 2008 as published in the Centers for Medicare & Medicaid Services’ final rule.

•	Implementation of the full 3% market basket increase for fiscal 2008 Medicare home health reimbursement.

“We approach 2008 with both optimism and caution. While underlying demand is strong, our industry faces reimbursement uncertainties,” Malone said. “We understand the final PPS rule and believe we are well-positioned to adapt to the significant changes it presents. While we support the continued modernization of the home health benefit, we vigorously oppose the reductions under the so-called ‘case mix creep.’

“We are working to make sure members of Congress understand the critical role that our industry can play in meeting the challenges ahead for our health care system,” he added. “We will strive to implement the new rule in the best interests of our patients and the exceptional care they have come to expect from Gentiva.”

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its third quarter 2007 results during its conference call and live web cast to be held Thursday, November 1, 2007, at 11:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #9343150. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s leading provider of comprehensive home health and related services. The Company serves patients across the United States, through its direct service delivery units or through CareCentrix®, which manages home health services for major managed care organizations. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000’s, except per share data)	3rd Quarter		Nine Months
	2007	2006	2007	2006
Statements of Income
Net revenues	$309,082	$286,169	$915,901	$813,470
Cost of services and goods sold	179,041	168,250	525,438	474,764

Gross profit	130,041	117,919	390,463	338,706
Selling, general and administrative expenses	110,299	104,520	330,795	299,800

Operating income	19,742	13,399	59,668	38,906
Interest expense	(6,564)	(7,408)	(20,649)	(17,382)
Interest income	810	862	2,436	2,519

Income before income taxes	13,988	6,853	41,455	24,043
Income tax expense	5,797	1,539	17,473	8,779

Net income	$8,191	$5,314	$23,982	$15,264

Earnings per Share
Net income:
Basic	$0.29	$0.20	$0.86	$0.58

Diluted	$0.28	$0.19	$0.84	$0.56

Average shares outstanding:
Basic	27,955	27,178	27,729	26,207

Diluted	28,802	27,983	28,564	27,040

Condensed Balance Sheets
	Sept 30, 2007	Dec 31, 2006
ASSETS
Cash, cash equivalents and restricted cash (A)	$33,720	$32,910
Short-term investments	23,400	24,325
Accounts receivable, net (B)	214,510	181,549
Deferred tax assets	21,562	30,443
Prepaid expenses and other current assets	15,031	11,933

Total current assets	308,223	281,160
Fixed assets, net	57,481	49,684
Intangible assets, net	212,604	213,280
Goodwill	276,100	274,959
Other assets	26,518	24,799

Total assets	$880,926	$843,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$1,577	$—
Accounts payable	20,360	19,580
Payroll and related taxes	24,090	16,085
Deferred revenue	28,118	20,122
Medicare liabilities	9,619	9,232
Cost of claims incurred but not reported	21,175	19,462
Obligations under insurance programs	37,607	35,910
Other accrued expenses	42,472	45,020

Total current liabilities	185,018	165,411
Long-term debt	314,423	342,000
Deferred tax liabilities, net	46,101	41,065
Other liabilities	23,530	21,081
Shareholders’ equity	311,854	274,325

Total liabilities and shareholders’ equity	$880,926	$843,882

Common shares outstanding	27,975	27,436

(A)	Cash, cash equivalents and restricted cash included restricted cash of $22.0 million at September 30, 2007 and December 31, 2006.
(B)	Accounts receivable, net, included an allowance for doubtful accounts of $10.1 million and $9.8 million at September 30, 2007 and December 31, 2006, respectively.

(in 000’s)	Nine Months
	2007	2006
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$23,982	$15,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,705	11,391
Amortization of debt issuance costs	763	759
Provision for doubtful accounts	6,644	5,416
Reversal of tax audit reserves	—	(800)
Equity-based compensation expense	5,085	2,951
Windfall tax benefits associated with equity-based compensation	(788)	(1,729)
Deferred income taxes	15,725	8,909
Changes in assets and liabilities:
Accounts receivable	(39,837)	855
Prepaid expenses and other current assets	(3,847)	(2,233)
Current liabilities	18,268	4,362
Other, net	1,677	201

Net cash provided by operating activities	42,377	45,346

INVESTING ACTIVITIES:
Purchase of fixed assets	(19,534)	(16,286)
Acquisition of businesses	(3,820)	(212,422)
Purchases of short-term investments available-for-sale	(58,850)	(143,095)
Maturities of short-term investments available-for-sale	59,775	159,270

Net cash used in investing activities	(22,429)	(212,533)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	7,010	9,742
Windfall tax benefits associated with equity-based compensation	788	1,729
Proceeds from issuance of debt	—	370,000
Healthfield debt repayments	—	(195,305)
Other debt repayments	(26,000)	(17,000)
Changes in book overdrafts	—	(1,395)
Debt issuance costs	—	(6,930)
Repayment of capital lease obligations	(936)	(336)

Net cash (used in) provided by financing activities	(19,138)	160,505

Net change in cash, cash equivalents and restricted cash	810	(6,682)
Cash, cash equivalents and restricted cash at beginning of period	32,910	38,617

Cash, cash equivalents and restricted cash at end of period	$33,720	$31,935

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$22,258	$7,680
Income taxes paid, net of refunds	$1,648	$2,400

(in 000’s, except per share data)	3rd Quarter		Nine Months
	2007	2006	2007	2006
Supplemental Information

Segment Information
Net revenues (1) (5)
Home Health (2)	$204,410	$192,343	$614,335	$549,791
CareCentrix	75,295	64,829	214,511	199,411
Other Related Services	30,327	32,048	91,222	74,071
Intersegment revenues	(950)	(3,051)	(4,167)	(9,803)

Total net revenues	$309,082	$286,169	$915,901	$813,470

Operating contribution (1) (4) (5)
Home Health	$30,895	$23,567	$91,984	$68,996
CareCentrix	6,949	5,661	21,890	18,346
Other Related Services	2,762	6,333	10,228	13,839

Total operating contribution	40,606	35,561	124,102	101,181
Corporate expenses	(15,857)	(17,769)	(49,729)	(50,884)
Depreciation and amortization	(5,007)	(4,393)	(14,705)	(11,391)
Interest expense, net	(5,754)	(6,546)	(18,213)	(14,863)

Income before income taxes	$13,988	$6,853	$41,455	$24,043

	3rd Quarter		Nine Months
	2007	2006	2007	2006
Net Revenues by Major Payer Source:
Medicare (2)
Home Health	$137,067	$119,076	$409,151	$329,949
Other	14,613	17,053	44,759	37,991

Total Medicare	151,680	136,129	453,910	367,940
Medicaid and local government	37,883	45,456	116,541	132,363
Commercial insurance and other	119,519	104,584	345,450	313,167

Total net revenues	$309,082	$286,169	$915,901	$813,470

A reconciliation of EBITDA to Net income - As Reported amounts follows: (3)
	3rd Quarter		Nine Months
	2007	2006	2007	2006
EBITDA (4) (5)	$24,749	$17,792	$74,373	$50,297
Depreciation and amortization (6)	(5,007)	(4,393)	(14,705)	(11,391)
Interest expense, net (7)	(5,754)	(6,546)	(18,213)	(14,863)

Income before income taxes	13,988	6,853	41,455	24,043
Income tax expense (8)	(5,797)	(1,539)	(17,473)	(8,779)

Net income - As Reported	$8,191	$5,314	$23,982	$15,264

A reconciliation of Net income per diluted share - As Adjusted and Net income per diluted share - As Reported follows:
	3rd Quarter		Nine Months
	2007	2006	2007	2006
Net income per diluted share:
As Adjusted	$0.33	$0.27	$1.02	$0.72
Equity-based compensation (4)	(0.03)	(0.04)	(0.13)	(0.10)

Excluding special items and restructuring and integration costs	0.30	0.23	0.89	0.62
Restructuring and integration costs (5A)	(0.02)	(0.04)	(0.05)	(0.10)
Medicare cost report settlement (5B)	—	—	—	0.04

As Reported	$0.28	$0.19	$0.84	$0.56

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	Nine-month 2006 results included approximately $1.9 million recorded and received from the total settlement of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports.

3)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

4)	EBITDA included equity-based compensation expense for the third quarters of 2007 and 2006 of approximately $1.6 million and $1.2 million, respectively, resulting from the adoption of Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” (SFAS 123(R)) as of January 2, 2006. Corresponding amounts for the first nine months of 2007 and 2006 were $5.1 million and $3.0 million, respectively. Such amounts were reflected in corporate expenses.

5) Components of EBITDA included the following:

A)	Restructuring and integration costs for the third quarter and first nine months of 2007 of $0.6 million and $2.2 million, respectively, and for the third quarter and first nine months of 2006 of $1.7 million and $4.4 million, respectively. These costs included the following items: (i) $0.6 million and $1.7 million for the third quarters of 2007 and 2006, respectively, and $2.1 million and $3.7 million for the first nine months of 2007 and 2006, respectively, resulting from restructuring and integration activities relating to the Healthfield acquisition; (ii) $0.1 million for the first nine months of 2007 in connection with a restructuring plan associated with its hospice operations; and (iii) $0.7 million for the first nine months of 2006 resulting from a restructuring plan associated with the Company’s CareCentrix operations.

Restructuring and integration costs for the third quarters and first nine months of 2007 and 2006 were reflected as follows for segment reporting purposes (dollars in millions):

	3rd Quarter		Nine Months
	2007	2006	2007	2006
Home Health	$0.1	$0.6	$0.6	$1.7
CareCentrix	—	—	—	0.7
Other Related Services	—	—	0.1	—
Corporate expenses	0.5	1.1	1.5	2.0

Total	$0.6	$1.7	$2.2	$4.4

B)	A special item – further described in Note 2 – relating to a Medicare cost report settlement of $1.9 million for the first nine months of 2006 which was reflected in the Home Health segment.

Excluding the items described in Notes 5A and 5B above, EBITDA for the third quarters of 2007 and 2006 would have been $25.3 million and $19.5 million, respectively, and for the first nine months of 2007 and 2006 would have been $76.6 million and $52.8 million, respectively.

6)	Depreciation and amortization reflected amortization of identifiable intangible assets of $1.0 million and $2.9 million, respectively, for the third quarter and first nine months of 2007, and $1.0 million and $2.4 million, respectively, for the third quarter and first nine months of 2006. For the first nine months of 2007, depreciation expense also included an incremental $0.4 million relating to a change in the estimated useful lives of certain home medical equipment.

7)	Interest expense, net, included interest expense on a term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.

8)	The Company’s effective tax rate was 41.7% and 42.2%, respectively, for the third quarter and first nine months of 2007, and 22.5% and 36.5%, respectively, for the third quarter and first nine months of 2006. The impact of the adoption of SFAS 123(R) resulted in an increase in the Company’s effective tax rate of 2.2% and 2.4%, respectively, in the third quarter and first nine months of 2007, and 4.8% and 3.4%, respectively, in the third quarter and first nine months of 2006. In addition, for the third quarter and first nine months of 2006, the effective tax rate was reduced by 21.6% and 6.1%, respectively, due to the recognition of additional state net operating loss carryforwards and the release of certain tax reserves.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully execute its growth strategy; the impact of significant indebtedness on the Company’s liquidity and its ability to meet the requirements of its creditors; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to implementation of new business systems, or due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

# # #